AMENDMENT NO. 4 TO LOAN AGREEMENT AND PROMISSORY NOTE

This Amendment No. 4 is entered into as of September 19, 1997 between Valence Technology, Inc. (previously Ultracell, Inc.), a Delaware corporation (the "Borrower"), and Baccarat Electronics, Inc., whose address is 10050 Bandley Drive, Cupertino, CA 95014 (the "Lender").

                                    RECITALS

     A. Borrower and the Lender have entered into that certain Loan Agreement dated as of July 17, 1990 (the "Loan Agreement") and amended as of March 15, 1991 ("Amendment No. 1"), as of March 24, 1992 ("Amendment No. 2"), and as of August 17, 1992 ("Amendment No. 3") ( the "Loan Agreement and Amendments No. 1, No. 2 and No. 3 are referred to collectively herein as the "Agreements"), pursuant to which Lender agreed to loan to Borrower the aggregate sum of five million dollars ($5,000,000.00).

     B. Under the Agreements, all amounts owed were to be paid back by July 31, 1995, however, the Agreements did not terminate under the terms of the Agreements and the parties now desire to further amend those Agreements to Borrowers rights to borrow under the Agreements.

     C. Pursuant to the Loan Agreement, Borrower has executed and delivered to the Lender that certain Promissory Note dated July 17, 1990 (the "Promissory Note") and amended as of March 15, 1991 by Amendment No. 1 ( the Promissory Note as amended by Amendment No. 1 is referred to herein as the "Amended Promissory Note") for an aggregate of five million dollars ($5,000,000.00).

     D. Pursuant to the Loan Agreement, Borrower has executed and delivered to the Lender that certain Security Agreement dated July 17, 1990 (the "Security Agreement") which granted to Lender a security interest in certain assets of the Borrower.

     E. The Agreements and Amended Promissory Note allowed the Borrower to borrow, prepay and re-borrow principal up to the limit of the Amended Promissory Note any number of times, prior to July 31, 1995, effectively converting the loan to a "revolving line of credit." Additionally, to allow Borrower to obtain credit from other lenders, the parties desire that when the loan balance between the Borrower and Lender is zero, Lender will subordinate its security interest, under the Security Agreement, to other lenders.

     F. The Borrower and Lender now desire to extend the Agreements, Amended Promissory Note to August 30, 2002, increase the amount of the loan to ten million dollars ($10,000,000.00), and change the terms of the warrants.

Now Therefore, in consideration of the promises and mutual agreements contained herein, the parties hereto agree as follows:

     1. An amended Promissory Note ("New Amended Promissory Note") is hereby incorporated in the Agreements and attached hereto. The total amount available under the New Amended Promissory Note shall be ten million dollars ($10,000,000.00). Borrower shall make a draw-down on line of credit within thirty (30) days of the date of this amendment for one million dollars ($1,000,000.00). Borrower and Lender shall mutually agree upon the dates and amounts of future draw-downs on the line of credit.

     2. The Expiration Date of any new Warrants is hereby amended to read as follows: "the earliest of (i) the effective day of a reorganization of the Company as set forth in Section 4.3 hereof or (ii) August 30, 2002. Additionally, all new warrants granted according to the Agreements shall have an exercise price equal to the last sale price per share of the Company's Common Stock on the NASDAQ National Market on the date of issuance, as reported in THE WALL STREET JOURNAL, which the Borrower's Board of Directors has determined, after consideration of all relevant factors, to be equal to the fair market value of the Borrower's Common Stock on the date thereof. Further, warrants shall be granted at the rate 25 warrants for every two hundred dollars ($200.00) borrowed, or reborrowed. The forgoing shall be deemed an amendment of the Loan Agreement, and to Exhibit C attached thereto and to all warrants hereafter issued.

     3. In Section 1 of the Security Agreement add:

     g. "Intellectual Property" shall mean all property protected under copyright, patent rights, trademark rights, trade secret rights and all common law rights connected therewith and all other intellectual property rights, and know-how, and shall include rights to new inventions, discoveries, works of authorship and improvements, whether created, purchased or licensed, and, whether existing or later created, purchased or licensed."

     3. In Section 2 of the Security Agreement, following "Party the following" add "existing now, or later," following "Chattel Paper, Contracts," add "Intellectual Property, Subsidiaries and all their assets," and after "obtained by Debtor" add "from third parties, now or hereinafter, including from."

     4. Except as stated herein, all provisions of the Agreements and the New Amended Promissory Note shall remain in full force and effect. This Amendment No. 4 shall be deemed effective as of the date first written above.

     5. This Amendment No. 4 may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute and be considered a part of a single original agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.


Baccarat Electronics, Inc.                         Valence Technology, Inc.

By: /s/ Carl E. Berg                                  By: /s/ Calvin L. Reed
    ----------------------------------------          ----------------------------------------
     signature of authorized representative             signature of authorized representative

CARL E. BERG                                       CALVIN L. REED
--------------------------------------------       -------------------------------------------
printed name                                       printed name

PRESIDENT                                          PRESIDENT
--------------------------------------------       -------------------------------------------
title                                              title


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